Exhibit 99.1

NOBILITY HOMES, INC. ANNOUNCES SALES AND EARNINGS FOR ITS FISCAL YEAR 2022

Ocala, FL…December 22, 2022—Today Nobility Homes, Inc. (OTCQX: NOBH) announced sales and earnings results for its fiscal year ended November 5, 2022. Sales for fiscal year 2022 increased 14% to $51.5 million as compared to $45.1 million recorded in fiscal year 2021. Income from operations for fiscal year 2022 increased 37% to $8.4 million versus $6.1 million in the same period a year ago. Net income after taxes increased 34% to $7.2 million as compared to $5.4 million for the same period last year. Diluted earnings per share for fiscal year 2022 were $2.10 per share compared to $1.50 per share last year.

For the fourth quarter of fiscal 2022, sales increased 71% to $16.2 million as compared to $9.5 million in the fourth quarter of last fiscal year. Income from operations for the fourth quarter of 2022 increased 93% to $3.2 million versus $1.7 million in the same period last year. Net income after taxes increased 76% to $2.7 million versus last year’s results of $1.6 million. Diluted earnings per share for the fourth quarter were $0.81 per share versus earnings of $0.44 per share last year.

Nobility’s financial position during fiscal year 2022 remained very strong with cash and cash equivalents, certificates of deposit and short-term investments of $21.1 million and no outstanding debt. Working capital is $33.7 million and our ratio of current assets to current liabilities is 3.3:1. Stockholders’ equity is $47.9 million and the book value per share of common stock increased to $14.22.

Terry Trexler, President, stated, “The demand for affordable manufactured housing in Florida and the U.S. is starting to reflect the increased interest rate environment by the Federal Reserve. Although net sales increased during the twelve months ended November 5, 2022 as compared to the same period last year, we continued to experience the negative impact of limitations being placed on certain key production materials from suppliers, the delay or lack of key components from vendors as well as back orders, delayed shipments, price increases and labor shortages. These supply chain issues have caused delays in the completion of the homes at the manufacturing facility and the set-up process of retail homes in the field, resulting in decreased net sales due to our inability to timely deliver and setup homes to customers. We expect that these challenges will continue for the first six months of fiscal year 2023 or until the industry supply chain normalizes. According to the Florida Manufactured Housing Association, shipments for the industry in Florida for the period from November 2021 through October 2022 were up approximately 23% from the same period last year.

Maintaining our strong financial position is vital for future growth and success. Because of very challenging business conditions during economic recessions in our market area, management will continue to evaluate all expenses and react in a manner consistent with maintaining our strong financial position, while exploring opportunities to expand our distribution and manufacturing operations.

Our many years of experience in the Florida market, combined with home buyers’ increased need for more affordable housing, should serve the Company well in the coming years. Management remains convinced that our specific geographic market is one of the best long-term growth areas in the country.”

On June 5, 2022, the Company celebrated its 55th anniversary in business specializing in the design and production of quality, affordable manufactured and modular homes. With multiple retail sales centers in Florida for over 32 years and an insurance agency subsidiary, we are the only vertically integrated manufactured home company headquartered in Florida.

MANAGEMENT WILL NOT HOLD A CONFERENCE CALL. IF YOU HAVE ANY QUESTIONS, PLEASE CALL TERRY OR TOM TREXLER @ 800-476-6624 EXT 121 OR TERRY@NOBILITYHOMES.COM OR TOM@NOBILITYHOMES.COM

Certain statements in this report are unaudited or forward-looking statements within the meaning of the federal securities laws. Although Nobility believes that the amounts and expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the potential adverse impact on our business caused by the COVID-19 pandemic or other health pandemics, competitive pricing pressures at both the wholesale and retail levels, inflation, increasing material costs (including forest based products) or availability of materials due to potential supply chain interruptions (such as current inflation with forest products and supply issues with vinyl siding and PVC piping), changes in market demand, changes in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist or other attack, any armed conflict involving the United States and the impact of inflation.

NOBILITY HOMES, INC.

Condensed Consolidated Balance Sheets

	November 5,	November 6,
	2022	2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$16,653,449	$36,126,059
Certificates of deposit	3,903,888	2,093,015
Short-term investments	589,071	621,928
Accounts receivable - trade	1,288,645	680,228
Note receivable	23,905	32,825
Mortgage notes receivable	16,191	22,589
Income tax receivable	—	—
Inventories	22,775,239	10,394,288
Pre-owned homes, net	682,254	542,081
Prepaid expenses and other current assets	2,172,675	1,821,267

Total current assets	48,105,317	52,334,280
Property, plant and equipment, net	7,915,695	6,847,780
Pre-owned homes, net	—	755,394
Note receivable, less current portion	16,599	38,895
Mortgage notes receivable, less current portion	131,514	222,459
Mobile home park note receivable	—	72,731
Other investments	1,848,893	1,788,436
Deferred income taxes	43,778	—
Operating lease right of use assets	—	1,597
Cash surrender value of life insurance	4,143,035	3,966,939
Other assets	156,287	156,287

Total assets	$62,361,118	$66,184,798

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,119,188	$939,964
Accrued compensation	1,132,423	555,222
Accrued expenses and other current liabilities	1,742,696	1,513,967
Income taxes payable	229,200	89,083
Operating lease obligation	—	1,597
Customer deposits	10,214,078	13,671,092

Total current liabilities	14,437,585	16,770,925
Deferred income taxes	—	99,568

Total liabilities	14,437,585	16,870,493

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.10 par value, 500,000 shares authorized; none issued and outstanding	—	—
Common stock, $.10 par value, 10,000,000 shares authorized; 5,364,907 shares issued; 3,370,912 and 3,532,100 shares outstanding, respectively	536,491	536,491
Additional paid in capital	10,849,687	10,766,253
Retained earnings	63,441,812	59,742,759
Less treasury stock at cost, 1,993,995 and 1,832,807 shares, respectively	(26,904,457)	(21,731,198)

Total stockholders’ equity	47,923,533	49,314,305

Total liabilities and stockholders’ equity	$62,361,118	$66,184,798

NOBILITY HOMES, INC.

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Twelve Months Ended
	November 5,	November 6,	November 5,	November 6,
	2022	2021	2022	2021
Net sales	$16,222,040	$9,470,027	$51,522,054	$45,062,558
Cost of sales	(10,966,808)	(6,660,707)	(36,618,616)	(33,630,362)

Gross profit	5,255,232	2,809,320	14,903,438	11,432,196
Selling, general and administrative expenses	(2,029,639)	(1,141,822)	(6,477,988)	(5,286,172)

Operating income	3,225,593	1,667,498	8,425,450	6,146,024

Other income (loss):
Interest income	58,098	35,014	234,804	180,635
Undistributed earnings in joint venture - Majestic 21	19,747	13,113	60,457	59,072
Proceeds received under escrow arrangement	78,881	125,192	364,520	246,216
(Decrease) increase in fair value of equity investment	47,939	58,658	(32,857)	262,968
Gain on disposal of property, plant and equipment	—	—	88,936	—
Miscellaneous	108,159	150,384	295,224	223,818

Total other income	312,824	382,361	1,011,084	972,709

Income before provision for income taxes	3,538,417	2,049,859	9,436,534	7,118,733
Income tax expense	(805,007)	(493,500)	(2,204,505)	(1,719,925)

Net income	$2,733,410	$1,556,359	$7,232,029	$5,398,808

Weighted average number of shares outstanding:
Basic	3,370,912	3,532,100	3,437,784	3,597,759
Diluted	3,371,842	3,543,380	3,445,498	3,607,448
Net income per share:
Basic	$0.81	$0.44	$2.10	$1.50
Diluted	$0.81	$0.44	$2.10	$1.50